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                                                                      EXHIBIT 99

[LOGO OF VIA NET.WORKS]

EMBARGOED FOR RELEASE
January 21, 2002 - 11:15 A.M. EST


VIA NET.WORKS investor contact:              VIA NET.WORKS media contact:
Catherine Graham, CFO                        Maggie Fitzpatrick, Media Relations
VIA NET.WORKS                                APCO Worldwide
Ph: 703-464-0300  Fax:  703-464-0608         Ph: 202-997-1227 or 202-778-6332
e-mail: ir@vianetworks.com
        ------------------                   Kamili Wilson, Media Relations
                                             APCO Worldwide
                                             Ph: 202-320-8190 or 202-778-1700


                    VIA NET.WORKS ANNOUNCES LEADERSHIP CHANGE

RESTON, VA (January 21, 2002) -- VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) today announced that David D'Ottavio is stepping down as chairman and chief executive officer of the company. After almost four years at VIA, D'Ottavio is leaving to pursue other business endeavors and personal interests. Steve Halstedt has been named chairman of the board, and Karl Maier has been named acting chief executive officer.

"Under David's leadership, the senior management team has done an excellent job of building our global presence during challenging economic times," said board member John Puente. "Mr. Maier and the senior management team look forward to working with David to ensure a smooth transition."

John Puente stated: "We are very excited to have Steve rejoin the board of VIA as chairman. He will bring to VIA years of experience working with communications companies and a fresh insight to help lead this company forward."

Mr. Halstedt is a founder and Managing Director of Centennial Ventures, a Denver-based venture capital firm that manages roughly $1 billion of equity capital. Mr. Halstedt served as founding president of the Colorado Venture Capital Association and presently serves on the board of the National Venture Capital Association. Previously, he was chairman of Pagetmeuson Group, Inc., Orion National Systems, OneComm Corporation and Verio, Inc., all of which became publicly traded companies. He co-founded VIA NET.WORKS, Inc. with Verio, Inc. in 1997. Mr. Halstedt presently serves on the boards of Raindance, a publicly traded company, Velocom and Agilera, and he chairs the board of Centennial Holdings, LLC.

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Karl Maier has held several senior executive positions, serving most recently as founding president of a last-mile fiber optic start-up company on behalf of Centennial Ventures. Before joining Centennial, Mr. Maier was president, chief executive officer and director of Cordillera Communications Corporation, a wireless communications company serving emerging markets in Latin America. Mr. Maier successfully guided that company through a restructuring effort and new operational strategy before it was acquired by Nextel International in August 2000.

"I appreciate the confidence the board of directors has shown in me and look forward to working with them and the senior management team to further develop the global capabilities of VIA NET.WORKS," said Mr. Maier.

Mr. D'Ottavio served as VIA NET.WORKS' chief executive officer and chairman since 1998. In this capacity, he led VIA NET.WORKS through dynamic growth, acquiring 26 companies in 14 countries in Europe and the Americas in just over two years.

"After almost four years as the CEO and chairman of VIA NET.WORKS, I am stepping down, as planned, to focus on other interests and to devote more time to personal pursuits," Mr. D'Ottavio said. "I am very proud of the company's accomplishments during my tenure. I have achieved what I set out to do at VIA, establishing a strong management team, an international footprint and the financial resources to enable VIA to take advantage of global opportunities. I will work with the Board and Karl to ensure a seamless transition."

"The Board of Directors is pleased that Karl has accepted this opportunity to work with the existing senior management team and lead the company through this transition period," said Mr. Puente. "He comes to VIA with considerable international experience in Europe and Latin America."

An international executive search firm has been retained to conduct a search for a permanent CEO.

About VIA NET.WORKS, Inc.
VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) is a global provider of single source Internet solutions for business, enabling over 81,000 business customers in Europe, Latin America, and the United States to make the most of the Internet. Local VIA operations offer a comprehensive suite of Internet services, including application and web site development and hosting, Internet access, advanced data networking, VPN and Internet security services and ecommerce. VIA is a facilities based Internet services company, managing its own pan-European and trans-Atlantic backbone network. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting www.vianetworks.com or by emailing contactvia@vianetworks.com.
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